Page 1 of 3
                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                        Three Months Ended June 30, 2008

ENFIELD, CT, July 22, 2008 - New England Bancshares, Inc. (the "Company") (Nasdaq GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported net income for the quarter ended June 30, 2008 of $452,000, or $0.08 per diluted share as compared to $49,000, or $0.01 per diluted share, reported for the same quarter a year ago. During the quarter ended June 30, 2007, the Company sold $6.4 million of securities, recording a loss of $222,000 ($199,000 on an after-tax basis), as it restructured its balance sheet to provide a better yield on investments. Earnings for the quarter ended June 30, 2007 do not include the operations of Valley Bank, which was acquired on July 12, 2007. In connection with the acquisition, each share of First Valley Bancorp, Inc., the former parent of Valley Bank, was converted into $9.00 in cash and 0.8907 shares of the Company, resulting in the issuance of 1,068,625 shares and $10.8 million in cash.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three months ended June 30, 2008 increased by $1.5 million, or 62.1%, compared to the three months ended June 30, 2007. The increase for the quarter was primarily due to an increase in average interest earning assets of $205.8 million and a 20 basis point decrease in the rate paid on average interest earning liabilities, partially offset by a $197.4 million increase in average interest bearing liabilities and a 12 basis point decrease in the yield on average interest bearing assets. The changes of the yield on average interest earning assets and the rate paid on average interest bearing liabilities caused the Company's interest rate spread to increase from 2.86% for the quarter ended June 30, 2007 to 2.94% for the quarter ended June 30, 2008. The Company's net interest margin for the quarter ended June 30, 2008 was 3.39% compared to 3.60% in the year earlier period.

LOANS AND DEPOSITS GROW
At June 30, 2008, total assets were $537.5 million, an increase of $19.3 million, or 3.7%, from March 31, 2008. Net loans outstanding increased $8.8 million, or 2.4%, to $380.6 million at June 30, 2008 compared to March 31, 2008. The increase in loans was primarily due to an increase of $2.2 million in commercial mortgage loans, a $5.4 million increase in commercial loans, a $2.9 million increase in residential mortgage loans and a $245,000 increase in consumer loans, partially offset by a $1.9 million decrease in construction loans. At June 30, 2008 commercial real estate and commercial loans accounted for 51.5% of the loan portfolio. Total deposits increased $21.3 million, or 5.7%, to $391.6 million at June 30, 2008 from $370.3 million at March 31, 2008.

Federal Home Loan Bank advances decreased $776,000, or 1.3%, to $61.2 million at June 30, 2008 compared to $61.9 million at March 31, 2008.

NONINTEREST INCOME
Noninterest income for the three months ended June 30, 2008 was $467,000 compared to $(30,000) for the prior year quarter. Affecting noninterest income for the three months ended June 30, 2007 was a $225,000 loss on sale of investments, of which $222,000 was related to the sale of two mutual funds totaling $6.4 million. The Company recognized increases in service charges on deposit accounts, gain on sale of loans, increases in the cash surrender values of life insurance policies and other income.

INCOME TAX EXPENSE
Income tax expense increased from $148,000 for the three months ended June 30, 2007 to $200,000 for the three months ended June 30, 2008. The effective tax rates were 30.7% and 75.1% for the three months ended June 30 2008 and 2007, respectively. The $225,000 loss on sale of the mutual funds described above is considered a capital loss and can only be offset by capital gains. The Company was able to offset $68,000 of the loss from a previously recorded capital gain; however the Company was not able to record a tax benefit on the remaining $154,000 capital loss. The $154,000 is allowed to be carried forward to offset future capital gains, if any.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.

                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)


Income Statement Data                               Three Months Ended June 30,
---------------------                               ---------------------------
                                                        2008           2007
                                                    ------------   ------------
Net interest and dividend income                    $      3,877   $      2,392
Provision for loan losses                                    148             62
Noninterest income (charges)                                 467            (30)
Noninterest expense                                        3,544          2,103
Net income                                                   452             49
Earnings per share:
Basic                                               $       0.08   $       0.01
Diluted                                                     0.08           0.01

Dividend per share                                          0.03           0.03

Balance Sheet Data                                 June 30, 2008  March 31, 2008
------------------                                 -------------  --------------
Total assets                                       $    537,478   $    518,179
Total loans, net                                        380,577        371,769
Allowance for loan losses                                 4,158          4,046
Total deposits                                          391,598        370,312
Repurchase agreements                                     8,587          8,555
FHLB advances                                            61,152         61,928
Total equity                                             67,328         68,737
Book value per share(1)                                   11.91          11.96
Tangible book value per share(2)                           8.86           8.94


Key Ratios                                    Three Months Ended June 30,
----------                                    ---------------------------
                                                  2008           2007
                                                  ----           ----
Return on average assets                          0.34%          0.07%
Return on average equity                          2.64%          0.34%
Net interest margin                               3.39%          3.60%

(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $11.21 and $11.27 at June 30, 2008 and March 31, 2008, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $8.34 and $8.42 at June 30, 2008 and March 31, 2008, respectively.


                                       ###